EXHIBIT 10.9

AMENDMENT NO. 4

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT (this “Amendment No. 4”), dated August 31, 2010, is by and among Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, a national banking association (“Lender”), Farmer Bros. Co., a Delaware corporation (as surviving corporation of the merger with FBC Realty, LLC formerly known as SL Realty, LLC, a Delaware limited liability company, “Farmer”) and Coffee Bean International, Inc., an Oregon corporation (“CBI” and together with Farmer, each individually a “Borrower” and collectively, “Borrowers”), Coffee Bean Holding Co., Inc., a Delaware corporation (“Coffee Holding”), FBC Finance Company, a California corporation (“Finance” and together with Coffee Holding, each individually a “Guarantor” and collectively, “Guarantors”).

W I T N E S S E T H :

WHEREAS, Lender, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lender has made, and may make, loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement, dated as of March 2, 2009, by and among Lender, Borrowers and Guarantors, the “Loan Agreement”, as amended by Amendment No. 1 to Loan and Security Agreement, dated as of March 2, 2009, by and among Lender, Borrowers and Guarantors, Amendment No. 2 to Loan and Security Agreement and Consent, dated as of July 27, 2009, by and among Lender, Borrowers and Guarantors and Amendment No. 3 to Loan and Security Agreement and Waiver, dated as of November 20, 2009, by and among Lender, Borrowers and Guarantors (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated, or replaced, collectively, the “Financing Agreements”);

WHEREAS, Borrowers and Guarantors have requested that Lender agree to make certain amendments to the Loan Agreement, and Lender is willing to agree, subject to the terms and conditions set forth herein, to make such amendments, as more specifically set forth herein; and

WHEREAS, by this Amendment No. 4, Lender, Borrowers and Guarantors desire and intend to evidence such amendments;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1. Definitions.

(a) Additional Definitions. As used herein, the following terms shall have the meanings given to them below and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

(i) “Amendment No. 4” shall mean Amendment No. 4 to Loan and Security Agreement, dated August 31, 2010, by and among Lender, Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii) “Amendment No. 4 Effective Date” shall mean March 31, 2010.

(iii) “Special Availability Reserve” shall mean the amount equal to $5,000,000.

(iv) “Total Liquidity” shall mean the sum of (i) the aggregate dollar value of the Preferred Stock Portfolio, plus (ii) the aggregate amount of cash and Cash Equivalents in the Cash Investment Accounts, plus (iii) the aggregate dollar value of such other investments acceptable to Lender in its discretion, plus (iv) Excess Availability.

(b) Amendments to Definitions.

(i) From and after September 1, 2010, the definition of “Adjusted Eurodollar Rate” in Section 1.4 of the Loan Agreement is hereby amended by deleting the reference to “one and one quarter (1.25%) percent per annum” and replacing it with “one (1.00%) percent per annum”.

(ii) From and after September 1, 2010, all references to the term “Applicable Margin” in any of the Financing Agreements shall be deemed and each such reference is hereby amended to mean, with respect to Prime Rate Loans and Eurodollar Rate Loans, subject to the provisions below, the applicable percentage (on a per annum basis) set forth below if the Monthly Average Excess Availability for the immediately preceding calendar month is at or within the amounts indicated for such percentage as of the last day of the immediately preceding calendar month:

Tier	Monthly Average Excess Availability	Applicable Margin with respect to Eurodollar Rate Loans	Applicable Margin with respect to Prime Rate Loans
1	Greater than $20,000,000	2.50%	.25%
2	Less than or equal to $20,000,000 and greater than $12,500,000	2.75%	.50%
3	Less than or equal to $12,500,000	3.00%	.75%

provided, that, (i) the Applicable Margin shall be calculated and established once each calendar month (commencing with the month beginning September 1, 2010) based on the Monthly Average Excess Availability and shall remain in effect until adjusted thereafter after the end of the next calendar month, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of each such calendar month based on the Monthly Average Excess Availability for the immediately preceding calendar month, and (iii) in the event that Borrowers fail to provide any Borrowing Base Certificate or other information with respect thereto for any period on the date required hereunder, effective as of the date on which such Borrowing Base Certificate or other information was otherwise required, at Lender’s option, the Applicable Margin shall be based on the highest rate above until the next Business Day after the Borrowing Base Certificate or other information is provided for the applicable period at which time the Applicable Margin shall be adjusted as otherwise provided herein. In the event that at any time after the end of any calendar month the Monthly Average Excess Availability for such calendar month used for the determination of the Applicable Margin was greater than the actual amount of the Monthly Average Excess Availability for such calendar month as a result of the inaccuracy of information provided by or on behalf of Borrowers to Lender for the calculation of Excess Availability, the Applicable Margin for such prior period shall be adjusted to the applicable percentage based on such actual Monthly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Lender. The foregoing shall not be construed to limit the rights of Lender with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.

(iii) The definition of “Excess Availability” in Section 1.53 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“‘Excess Availability’ shall mean the amount, as determined by Lender, calculated at any date of determination in accordance with the terms hereof, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any Reserves other than (A) any Reserves in respect of Letter of Credit Obligations and (B) the Special Availability Reserve; provided, that, if (1) the Borrowing Base (without taking into consideration the Special Availability Reserve) is less than or equal to $50,000,000, then Excess Availability will be calculated under (i) and (ii) after giving effect to the Special Availability Reserve and (2) the Borrowing Base (without taking into consideration the Special Availability Reserve) is greater than $50,000,000 and less than or equal to $55,000,000, then Excess Availability will be calculated under (i) after giving effect to the Special Availability Reserve and under (ii) after giving effect to a portion of the Special Availability Reserve equal to the amount by which $55,000,000 exceeds the Borrowing Base (without taking into consideration the Special Availability Reserve)), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose Obligations of a Borrower arising pursuant to any guarantees in favor of Lender of the Obligations of the other Borrowers or any outstanding Letter of Credit Obligations), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Obligations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of such Borrower which are outstanding more than thirty (30) days past due as of the end of the immediately preceding month (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), plus (iv) without duplication, the amount of checks issued by such Borrower to pay trade payables and other obligations which are more than thirty (30) days past due as of the end of the immediately preceding month (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), but not yet sent.”

(iv) The definition of “Lender” in Section 1.77 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“‘Lender’ shall mean Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, a national banking association, and its successors and assigns.”

(v) The definition of “Reserves” in Section 1.114 of the Loan Agreement is hereby amended by deleting the period at the end of the first sentence of such definition and replacing it with “or (e) to reflect the Special Availability Reserve.”

(vi) All references to “Wachovia Bank, National Association” contained in the Loan Agreement are hereby deleted and each such reference is replaced with “Wells Fargo Bank, National Association”.

(c) Interpretation. All capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement, unless otherwise defined herein. All references to the plural herein shall also mean the singular and all references to the singular herein shall also mean the plural, in each case unless otherwise required by the context of the use thereof.

2. Collateral Reporting. Section 7.1(a)(i) of the Loan Agreement is hereby amended by deleting the reference to “$20,000,000” and replacing it with “$10,000,000”.

3. Dividends. Section 9.11(e) of the Loan Agreement is hereby amended by deleting clause (ii) thereof in its entirety and replacing it with the following:

“(ii) immediately after giving effect to any such payment or distribution, Excess Availability shall be not less than $7,500,000 and Total Liquidity shall be not less than $35,000,000,”.

4. Financial Covenants. Section 9.18 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“9.18 Minimum Excess Availability; Minimum Total Liquidity. Borrowers shall at all times maintain (a) Excess Availability of not less than $7,500,000 and (b) Total Liquidity of not less than $35,000,000.”

5. Notices. Section 12.3(a) of the Loan Agreement is hereby amended by deleting the notice information for Lender and replacing it with the following:

If to Lender:

Wells Fargo Bank, National Association

successor by merger to Wachovia Bank,

National Association

2450 Colorado Avenue, Suite 3000 West

Santa Monica, CA 90404

Attention: Dennis A. King

Telephone: (310) 453-7220

Telecopy No.: (866) 615-7803

6. Amendment Fee. In consideration of this Amendment No. 4, Borrowers shall on the date hereof, pay to Lender, or Lender, at its option, may charge the account of Borrowers maintained by Lender, an amendment fee in the amount of $25,000, which fee is fully earned and payable as of the date hereof and shall constitute part of the Obligations.

7. Additional Representations, Warranties and Covenants. Borrowers and Guarantors represent, warrant and covenant with and to Lender as follows, which representations, warranties and covenants, together with the representations, warranties and covenants in the other Financing Agreements, are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, being a continuing condition of the making of Loans by Lender to Borrowers:

(a) No action of, or filing with, or consent of any Governmental Authority, and no approval or consent of any other Person, is or will be required to authorize, or is or will be otherwise required in connection with, the execution, delivery and performance by Borrowers and Guarantors of this Amendment No. 4.

(b) This Amendment No. 4 and each other agreement, document or instrument to be executed and delivered by any Borrower or Guarantor in connection therewith or herewith has been duly authorized, executed and delivered by all necessary action on the part of such Borrower or Guarantor, and Amendment No. 4 and each other agreement, document or instrument to be executed and delivered by Borrowers and Guarantors in connection therewith or herewith is in full force and effect as of the date of Amendment No. 4 and the agreements and obligations of Borrowers and Guarantors contained herein and therein constitute legal, valid and binding obligations of Borrowers and Guarantors enforceable against Borrowers and Guarantors in accordance with their respective terms.

(c) Neither the execution and delivery of this Amendment No. 4 or the documents, agreements or instruments executed or delivered in connection therewith or related thereto, nor the consummation of the transactions herein or therein contemplated, nor compliance with the provisions hereof or thereof is in contravention of any law or regulation or any order or decree of any court or Governmental Authority applicable to Borrowers and Guarantors in any respect, or conflicts with or result in the breach of, or constitutes a default in any respect under any mortgage, deed of trust, security agreement, agreement or instrument to which any Borrower or Guarantor is a party or may be bound, or violates any provision of the formation or other organizational documents of any Borrower or Guarantor.

(d) No Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing on the date of Amendment No. 4.

8. Conditions Precedent. The amendments contained herein shall be effective as of the Amendment No. 4 Effective Date, subject to the receipt by Lender of each of the following, in form and substance satisfactory to Lender:

(a) an original of this Amendment No. 4, duly authorized, executed and delivered by the parties hereto; and

(b) a true and correct copy of any consent, waiver or approval to or of this Amendment No. 4, which any Borrower or Guarantor is required to obtain from any other Person.

9. Effect of this Amendment. Except as expressly set forth herein, no other amendments, consents, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date of this Amendment No. 4 and Borrowers and Guarantors shall not be entitled to any other or further amendment or waiver by virtue of the provisions of this Amendment No. 4 or with respect to the subject matter of this Amendment No. 4. To the extent of conflict between the terms of this Amendment No. 4 and the other Financing Agreements, the terms of this Amendment No. 4 shall control. The Loan Agreement and this Amendment No. 4 shall be read and construed as one agreement.

10. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment No. 4.

11. Governing Law. The validity, interpretation and enforcement of this Amendment No. 4 and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California but excluding any principles of conflict of laws or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of California.

12. Waiver, Modification, Etc. No provision or term hereof may be modified, altered, waived, discharged or terminated orally, but only by an instrument in writing executed by the party against whom such modification, alteration, waiver, discharge or termination is sought to be enforced.

13. Entire Agreement. This Amendment No. 4 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

14. Binding Effect. This Amendment No. 4 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

15. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confirmed to the provision so held to be invalid or unenforceable.

16. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 4.

17. Counterparts. This Amendment No. 4 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and-the same agreement. Delivery of an executed counterpart of this Amendment No. 4 by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Amendment No. 4. Any party delivering an executed counterpart of this Amendment No. 4 by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Amendment No. 4, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed and delivered by their authorized officers as of the day and year first above written.

LENDER		BORROWERS

WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association		FARMER BROS. CO.

By:	/s/ DENNIS KING	By:	/s/ ROGER M. LAVERTY III
Name:	Dennis King	Name:	Roger M. Laverty III
Title:	Vice President	Title:	President and Chief Executive Officer

COFFEE BEAN INTERNATIONAL, INC.

		By:	/s/ ROGER M. LAVERTY III
		Name:	Roger M. Laverty III
		Title:	Chairman of the Board

GUARANTORS

COFFEE BEAN HOLDING CO., INC.

By:	/s/ ROGER M. LAVERTY III
Name:	Roger M. Laverty III
Title:	Chairman of the Board

FBC FINANCE COMPANY

By:	/s/ ROGER M. LAVERTY III
Name:	Roger M. Laverty III
Title:	President